Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offerings. The maximum aggregate amount of those offerings is $398,916,000.

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Debt	5.700% Senior Notes due 2033	457(r)	$400,000,000	99.729%	$398,916,000	0.00011020	$43,960.54

Fees to Be Paid	Other	Guarantees of 5.700% Senior Notes due 2033	457(n)	(1)	(1)	(1)	(1)	(1)

	Total Offering Amounts					$398,916,000		$43,960.54

	Net Fee Due							$43,960.54

(1)

No separate consideration will be received for the guarantees issued by Sun Communities, Inc. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee is payable with respect to the guarantees being registered hereby.